EXHIBIT 99.1
N E W S R E L E A S E

Contact:	Peter D. Brown
Senior Vice President,
Chief Information Officer
and Investor Relations
Foot Locker, Inc.
(212)720-4254

FOOT LOCKER, INC. REPORTS THIRD QUARTER RESULTS

NEW YORK, NY, November 20, 2007 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its third quarter ended November 3, 2007.

Third Quarter Results

The Company reported a net loss of $33 million, or $0.22 per share, for the third quarter this year compared with net income of $65 million, or $0.42 per share, last year. This year’s results included a non-cash impairment charge to write down long-lived assets for the Company’s U.S. store operations pursuant to SFAS No. 144 and expenses associated with closing unproductive stores, totaling $66 million, after tax, or $0.43 per share. Third quarter net income, before the non-cash impairment charge and the incremental expenses of closing stores, was $33 million, or $0.21 per share.

Third quarter sales decreased 5.2 percent, to $1,356 million this year compared with sales of $1,430 million for the corresponding prior year period. Third quarter comparable-store sales decreased 5.0 percent.

“Our third quarter sales were disappointing, reflecting a challenging external environment and the lack of exciting fashion trends in athletic footwear and apparel,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “While our sales results fell short of our expectations, third quarter markdowns were approximately 12 percent lower than last year. Additionally, we continued to focus diligently on expense management.”

Year-to-Date Results

For the first nine months of the year, the Company reported a net loss of $34 million, or $0.22 per share, compared with net income of $138 million, or $0.88 per share, last year. This year’s results included a non-cash impairment charge pursuant to SFAS No. 144 and expenses associated with closing unproductive stores, totaling $66 million, after tax, or $0.43 per share. Last year’s results included an impairment charge pursuant to SFAS No. 144 of $12 million, after tax, or $0.08 per share. Year-to-date net income, before the non-cash impairment charges in 2006 and 2007, and the expenses of closing unproductive stores in 2007, was $32 million, or $0.21 per share this year, versus $150 million, or $0.96 per share, last year.

Year-to-date sales decreased 3.5 percent to $3,955 million compared with sales of $4,098 million last year. Comparable-store sales decreased 5.8 percent.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Financial Position

At the end of the third quarter, the Company’s cash and short-term investments totaled $332 million. The Company’s total cash position, net of debt, at the end of the third quarter increased by $70 million versus last year. Merchandise inventory was slightly higher at the end of the third quarter versus the comparable period of last year (less than one percent). Stated in constant currency dollars, the Company’s merchandise inventory decreased by approximately three percent versus last year.

Store Base Update

Year-to-date, the Company has opened 112 new stores, and remodeled or relocated 179 stores. During the month of September, the Company opened its first store in Istanbul, Turkey. The Company also closed 158 stores during the first nine months of this year, including 13 unproductive stores during the third quarter prior to normal lease expiration. At November 3, 2007, the Company operated 3,896 stores in 21 countries in North America, Europe and Australia. In addition, 10 franchised stores are currently operating in the Middle East and South Korea.

During the fourth quarter of 2007, the Company currently expects to open eight new stores and close up to 142 unproductive stores. Approximately 53 of the stores are expected to close prior to normal lease expiration, depending on the Company’s success in negotiating agreements with its landlords. The cash impact of the 2007 store closings is expected to be minimal, as the related cash costs are expected to be offset by associated inventory reductions.

The Company is hosting a live conference call at 9:00 a.m. (ET) on Wednesday, November 21, 2007 to discuss these results. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. The conference call will be available for webcast replay until 5:00 p.m. on Friday, November 30, 2007.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues and earnings, and other such matters are forward-looking statements. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.
Condensed Consolidated Statements of Operations
(unaudited)
Periods ended November 3, 2007 and October 28, 2006
(In millions, except per share amounts)

	Third Quarter	Third Quarter
	2007	2006
Sales	$1,356	$1,430

Cost of sales	975	1,008
Selling, general and administrative expenses	289	284
Depreciation and amortization	45	44
Impairment charge & store closing program	105	---
Interest expense, net	---	1
Other income	---	(8)
	1,414	1,329
Income (loss) from continuing operations before income taxes	(58)	101
Income tax expense (benefit)	(24)	36
Income (loss) from continuing operations	(34)	65
Discontinued operations, net of tax	1	---
Net income (loss)	$(33)	$65

Diluted EPS:
Income (loss) from continuing operations	$(0.22)	$0.42
Discontinued operations, net of tax	---	---
Net income (loss)	$(0.22)	$0.42

Weighted-average diluted shares outstanding	153.6	156.8

	Year-To-Date	Year-To-Date
	2007	2006
Sales	$3,955	$4,098

Cost of sales	2,912	2,896
Selling, general and administrative expenses	865	840
Depreciation and amortization	132	131
Impairment charge & store closing program	105	17
Interest expense, net	---	3
Other expense (income)	1	(7)
	4,015	3,880
Income (loss) before income taxes and cumulative effect of	(60)	218
accounting change
Income tax expense (benefit)	(25)	81
Income (loss) from continuing operations	(35)	137
Discontinued operations, net of tax	1	---
Cumulative effect of accounting change, net of tax	---	1
Net income (loss)	$(34)	$138

Diluted EPS:
Income (loss) from continuing operations	$(0.22)	$0.88
Discontinued operations, net of tax	---	---
Cumulative effect of accounting change, net of tax	---	---
Net income (loss)	$(0.22)	$0.88

Weighted-average diluted shares outstanding	154.1	156.8

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FOOT LOCKER, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(In millions)

	November 3,	October 28,
	2007	2006
Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$332	$263
Merchandise inventories	1,476	1,472
Other current assets	307	216
	2,115	1,951

Property and equipment, net	547	663
Deferred tax assets	183	196
Other assets	452	464
	$3,297	$3,274

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$307	$356
Accrued and other liabilities	277	252
Current portion of long-term debt and obligations	14	---
under capital leases
	598	608

Long-term debt and obligations under capital leases	220	235
Other liabilities	256	299
SHAREHOLDERS’ EQUITY	2,223	2,132
	$3,297	$3,274

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FOOT LOCKER, INC.
Stores and Estimated Square Footage
(unaudited)
(Square footage in thousands)

	November 3,	October 28,	February 3,
	2007	2006	2007
Foot Locker U.S.
Number of stores	1,335	1,369	1,368
Gross square footage	5,458	5,506	5,509
Selling square footage	3,268	3,251	3,243

Footaction
Number of stores	368	376	373
Gross square footage	1,714	1,760	1,744
Selling square footage	1,055	1,086	1,076

Lady Foot Locker
Number of stores	543	558	557
Gross square footage	1,210	1,245	1,243
Selling square footage	687	701	700

Kids Foot Locker
Number of stores	333	333	335
Gross square footage	807	807	810
Selling square footage	479	480	483

Champs Sports
Number of stores	584	566	576
Gross square footage	3,173	3,100	3,138
Selling square footage	2,154	2,132	2,143

Foot Locker International
Number of stores	733	733	733
Gross square footage	2,119	2,101	2,109
Selling square footage	1,091	1,093	1,095

Total Stores Operated
Number of stores	3,896	3,935	3,942
Gross square footage	14,481	14,519	14,553
Selling square footage	8,734	8,743	8,740

Total Franchised Stores
Number of stores	10	3	3
Gross square footage	33	9	9
Selling square footage	22	6	6

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